                                                                      Exhibit 14


                   LADENBURG THALMANN FINANCIAL SERVICES INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS


PURPOSE

         This Code of Business Conduct and Ethics ("this Code") contains the policy guidelines and procedures adopted by the Board of Directors of the Company (the "Board") that relate to the legal and ethical standards for conducting Company business. This Code does not cover every applicable law or to anticipate every issue that may arise, but does set out basic principles to guide all directors, officers and employees of the Company. If you are unclear about a particular situation, stop and ask for guidance before taking action.

ADMINISTRATION, APPLICABILITY AND VIOLATIONS

         The Board (or the appropriate committee of the Board) is responsible for setting the standards of business conduct contained in this Code and updating these standards as appropriate to reflect legal and regulatory developments.

         This Code applies to all directors, officers and employees of the Company (the "Covered Persons"). It is the obligation of each and every Covered Person to become familiar with this Code, to adhere to the standards and restrictions set forth herein, to conduct himself or herself accordingly. The Company's more detailed policies and procedures set forth from time to time in any employee handbook and policy manual of the Company are separate requirements and are not part of this Code.

         While the Company's Legal Department will oversee the procedures designed to implement this Code, it is the individual responsibility of each Covered Person to comply with this Code. Those who violate this Code will be subject to appropriate disciplinary action which, depending on the severity of the violation, may include suspension or termination.

POLICY GUIDELINES

A.       HONEST AND CANDID CONDUCT

         Covered Persons owe a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

         Each Covered Person should:

         1. act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies;

         2. observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies; and

         3.       adhere to a high standard of business ethics.

B.       CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company objectively and effectively. Conflicts of interest may also arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, Covered Persons and their family members may cause conflicts.

         Service to the Company should never be subordinated to personal gain and advantage. Accordingly, Company policy requires that actual or potential conflicts of interest should be avoided, wherever possible, except under guidelines approved by the Board (or the appropriate committee of the Board). Conflicts of interest may not always be clear-cut, so if you have a question, you should ask for guidance from the Legal Department. Any Covered Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or the Legal Department.

C.       CORPORATE OPPORTUNITIES

         Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are therefore prohibited from (i) without the consent of the Legal Department, taking for themselves personally opportunities that are discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company.

D.       CONFIDENTIALITY

         Covered Persons should not disclose to anyone outside the Company any confidential information entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Legal Department or otherwise legally required. Confidential information includes all non-public information that might be useful to competitors, or harmful to the Company or its suppliers, customers or business partners, if disclosed. Confidential information includes, for example, trade secrets, technology, research, customer and supplier lists, unannounced financial data and projections and business plans. The obligation to preserve confidential information continues even after employment ends.

E.       FAIR DEALING

         The Company seeks to outperform its competitors fairly and honestly through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing disclosures of such information by past or present employees, agents or representatives of other companies is prohibited.

         Covered Persons should endeavor to deal fairly and in good faith with the Company's customers, suppliers and competitors and their employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

F.       PROTECTION AND PROPER USE OF COMPANY ASSETS

         Company assets, such as information, materials, supplies, time, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. Theft, carelessness and waste have a direct impact on the Company's profitability. Company assets should be used for legitimate business purposes. Accordingly, all Covered Persons should endeavor to protect the Company's assets and ensure their efficient use.

         Unauthorized use of Company assets is prohibited and should be reported. The personal use of Company assets without permission is prohibited, although incidental personal use is permitted. If you have any questions about whether your personal use of a Company asset is incidental, you should ask for guidance from the Legal Department before taking action.

G.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         All Covered Persons are expected to obey, and to insure that the Company obeys, all laws and governmental rules and regulations of the cities, states and countries in which the Company operates. Although Covered Persons are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers and appropriate personnel. If you have any questions, you should consult your supervisor or the Legal Department.

         The Company is committed to complying with all applicable federal and state securities laws, including laws prohibiting insider trading. Covered Persons who have access to material non-public information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Company business. To use material non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Legal Department.

H.       ACCURATE AND TIMELY PERIODIC REPORTS

         The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. All Company employees and officers who are involved in the Company's public disclosure process, but in particular the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (collectively, the "Senior Financial Officers"), are responsible for fulfilling this commitment.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Covered Persons have a duty to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures. Employees are encouraged to talk to supervisors, managers or the Legal Department about observed violations of this Code or any other illegal or unethical behavior or when in doubt about the best course of action in a particular situation. Directors and officers should report any known or suspected violations of this Code or any other illegal or unethical behavior to the General Counsel.

         It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any employee made in good faith. All employees are expected to cooperate in internal investigations of misconduct.

DISCLOSURE, AMENDMENTS AND WAIVERS

         This Code will be filed as an exhibit to the Company's Annual Report on Form 10-K.

         Any waiver of any provision of this Code for any executive officer or director may be made only by the Board (or the appropriate committee of the Board). The provisions of this Code may be waived for any employee who is not an executive officer or director by the Legal Department.

         Any amendment of this Code or any waiver of any provision of this Code for any Senior Financial Officer, executive officer or director will be promptly disclosed as required by the rules of the Securities and Exchange Commission and the American Stock Exchange listing requirements.